November 11, 2013

Mr Yashpal Singh

CEO

Mendicino Brewing o., Inc

Dear Mr Singh

Following the presentation made to the Board of UBHL on Friday, the 8th November, by you and Mr N Mahadevan, CFO on the problems and prospects of Mendocino Brewing Co., Ind., I am directed to state as follows:

1)	The Management has assured the Board of United Breweries Holdings Ltd (UBHL) that despite temporary setbacks, infusion of approximately USD 2 mio over this financial year and the next will:

	a.	Help the company to stabilize operations, increase volumes and achieve breakeven of US operations.

	b.	Meet with the bank covenant pertaining to tangible net worth.

	c.	Obtain waiver from the bank for other covenant breaches.

	d.	Given the buoyancy in the sector arid MBCs place within the US craft beer industry it is possible to plan on sustainable double digit growth with resultant profitability and return on capital employed which may be subject to infusion of additional funds.

2)	In the light of the foregoing and with the view to protect and enhance the value of its existing investments in MBC, UBHL confirms its willingness to commit an initial funding of USD 2.0 mio in four half yearly installments with the first installment to be remitted expeditiously.
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3)	The Board will favorably consider additional investment to underpin growth based on detailed business plan to be submitted in due course.

4)	UBHL would prefer to infuse money way of ordinary voting stock. Please discuss modalities for infusion of equity with the Board and advise us.

Please revert at the earliest to enable us to take further steps.

Yours sincerely,

For UNITED BREWERES HOLDING LTD.

Kaushik Majumder
Corporate Vice President Legal & Company Secretary